                                                                    Exhibit 6(H)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT made as of this 27th day of August, 1996 by and between AMERICAN STONE INDUSTRIES, INC., a Delaware corporation (the "Company") , and ROULSTON VENTURES LIMITED PARTNERSHIP, an Ohio limited partnership (the "Buyer").

                               W I T N E S S E T H
                               - - - - - - - - - -

         WHEREAS, the Company requires additional capital and desires to obtain such capital from Buyer and Buyer desires to provide capital to the Company through the purchase of common stock of the Company;

         NOW, THEREFORE, for the considerations, subject to the representations and warranties and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.
                                   ----------

                           PURCHASE AND SALE OF STOCK
                           --------------------------

        SECTION 1.1. SALE OF STOCK Subject to the terms and provisions of this Agreement, Buyer agrees to purchase on the Closing Date (as hereinafter defined) from the Company and the Company agrees to sell, transfer, deliver and convey to Buyer 4,000,000 shares of common stock par value $.001 per share (the "Shares"), of the Company for a consideration of One Million, Five Hundred Thousand Dollars ($1,500,000).



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                                   ARTICLE II
                                   ----------

                                     CLOSING
                                     -------

         SECTION 2.1. CLOSING. The closing of the transactions contemplated by this Agreement and all deliveries to be made at the time fixed for the closing shall take place at the offices of Baker & Hostetler, 3200 National City Center, 1900 East 9th Street, Cleveland, Ohio, on August 27, 1996, at 2:00 p.m. or on such other date or at such other place as the parties may agree to in writing (the "Closing Date").

         SECTION 2.2. CLOSING; DELIVERY. At the closing, the Company shall deliver to Buyer a certificate or certificates for the Shares in such form as Buyer shall designate and such other instruments and documents as are required by this Agreement. At the closing, Buyer shall deliver to the Company (a) the amount of $1,500,000; and (b) such other instruments and documents as are required by this Agreement.

                                   ARTICLE III
                                   -----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         SECTION 3.1. The Company hereby, and as of the Closing, represents and warrants to Buyer that:

                  (a) CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction in which the nature of its business conducted or property owned therein requires such qualification; the Company has all requisite corporate power and authority to own, lease, hold and operate its properties and or conducted and to consummate the transactions contemplated by this Agreement.

                  (b) SUBSIDIARIES. A "Subsidiary" shall mean a corporation or other entity of which the Company owns directly, or indirectly (through a Subsidiary or otherwise) 50% or more of the outstanding securities entitled generally to vote. Schedule 3.1(b) sets forth with respect to each Subsidiary
(i) the name of the Subsidiary; (ii) the jurisdiction of its incorporation
(iii) the number and class of shares of its capital



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stock issued and outstanding and the number of shares, or amounts of, other outstanding securities of it; (iv) a description of any outstanding options or other rights to acquire (including by way of conversion or exchange) its securities; (v) the securities of such corporation owned, directly or indirectly, by the Company; (vi) a description of any limitations on the Company's ability to vote or alienate such securities; (vii) with respect to each such Subsidiary, a list of all jurisdictions in which such Subsidiary is qualified to do business, and (viii) the names and percentage ownership of all record owners and all beneficial owners of securities (including capital stock) of each such Subsidiary other than the Company. Except for capital stock of the Subsidiaries as set forth in Schedule 3.1(b), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than the businesses conducted by the Company and the Subsidiaries. Except as set forth in Schedule 3.1 (b) , neither the Company nor any Subsidiary is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

         All outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid, nonassessable and free of preemptive rights. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority (corporate and other) to own, operate and lease its properties and to carry on its business as now being conducted, and is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. There are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of any of the Subsidiaries. There is no subscription, option, warrant, call, right, contract, commitment, understanding or arrangement relating to the issuance, sale or transfer by any Subsidiary of any shares of the capital stock of the Company or any Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument. All shares of each Subsidiary, which are owned directly or indirectly by the Company, are owned by the Company or a Subsidiary free and clear of all liens, charges,



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encumbrances, security interests, equities, claims and options of whatever nature. The Company has heretofore delivered to Buyer complete and correct copies of the charter, articles, by-laws or codes of regulations (which terms shall be deemed to also include comparable governing instruments with different names) of each Subsidiary, as amended and presently in effect, and no Subsidiary is in default in the performance, observation or fulfillment of any provision its charter, articles, by-laws or code of regulations.

                  (c) CAPITALIZATION. Upon consummation of the transactions set forth in this Agreement, The authorized capitalization of the Company will consist solely of 20,000,000 shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), of which 16,313,628 shares will be issued and outstanding; such shares will constitute all of the issued and outstanding shares of capital stock of any classes of the Company; and all of the issued and outstanding capital stock of the Company will be duly and validly issued and fully paid and nonassessable. Except as set forth in Schedule 3.1(c) there are no outstanding subscriptions, options, warrants, puts, calls, agreements or other commitments or rights of any type to purchase any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company; and the Company does not have an obligation of any kind to issue any additional securities. The list of Shareholders attached as Schedule 3.1(c) dated July 11, 1996 is complete and accurate as of that date.

                  (d) CORPORATE DOCUMENTS. The copies of the Certificates of incorporation, as amended, of the Company and the Subsidiaries certified by the Secretary of State and the By-Laws of the Company and the Subsidiaries delivered to Buyer, certified by the Secretary of the Company, are true, correct and complete copies of said Certificates and By-Laws currently in effect.

                  (e) FINANCIAL STATEMENTS. The audited financial statements of the Company and the Subsidiaries for the fiscal year ended December 31, 1995, including the notes thereto, and the unaudited financial statements of the Company and the Subsidiaries for the period ended July 31, 1996, (the "Financial Statements") and the related statements of income and retained earnings for such period and initialed by the President of the Company for identification are all true, correct and complete in all material respects, have



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been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and fairly present the financial condition of the Company and the Subsidiaries as at the dates indicated and the results of operations for the periods then ended, in accordance with such principles.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, except as shown on Schedule 3.1 (f) , there has not been:

                           (i) Any material adverse change in the capital structure, condition, financial or otherwise, or in the operation of the business (as conducted prior to the Closing) of the Company or the Subsidiaries, or any occurrence, circumstance, or combination thereof, which reasonably could be expected to result in any such material adverse change;

                           (ii) Any material adverse event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, labor trouble, requisition or taking of property by any governmental agency, flood, drought, earth-quake or other natural event, riot, act of God or the public enemy, or damage, destruction
          or other casualty,    whether covered by insurance or not, materially
          adversely affecting the property, assets or business of the Company, or the Subsidiaries; or

                           (iii) Any material transaction or agreement entered into or carried out by the Company, or the Subsidiaries other than in the ordinary and usual course of business;

                           (iv) Any borrowings or agreement to borrow funds, or any incurrence of any other indebtedness or liability, contingent or otherwise, except in the usual and ordinary course of business; or any endorsement, assumption, or direct or indirect guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity by the Company, or the Subsidiaries;

                           (v) Any material change made by the Subsidiaries in their methods of doing business or of accounting;



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                           (vi) Any sale, lease or disposition of or any
          agreement to sell, lease or dispose of any assets held for use or used in the business of the Company, or the Subsidiaries other than sales, leases or dispositions in the usual and ordinary course of business for fair equivalent value;

                           (vii) Any labor disputes or disturbances materially or adversely affecting the business or financial condition of the Company, or the Subsidiaries, including the filing of any petition or charge of unfair labor practices with the National Labor Relations Board of which the Company, or the Subsidiaries has received notice or is aware;

                           (viii) Any loan or advance made by the Company, or the Subsidiaries to any individual, firm, corporation or entity except for advances not material in amount made in the usual and ordinary course of business to employees; or

                           (ix) To the best of the Company's knowledge, any other event or condition of any character which materially or adversely affects, or may reasonably be expected to so affect, the business operations (as now conducted or as presently proposed to be conducted), assets, properties or rights, condition (financial or otherwise), or prospects of the Company, or the Subsidiaries.


               (g) UNDISCLOSED LIABILITIES. To the best of the Company's knowledge, the Company, or the Subsidiaries have no material liability or obligation, liquidated, unliquidated, accrued, absolute, contingent or otherwise, whether due or to become due, except:

                           (i) those set forth or reflected in the Financial Statements that have not been paid or discharged since the date thereof;

                           (ii) those arising under agreements or other commitments expressly referred to in this Agreement or any Schedule hereto;

                           (iii) current liabilities incurred in or as a result of the conduct of its business in the ordinary and usual course consistent with past practice since January 1, 1996 (in transactions in the ordinary and usual course of such business) that are properly reflected on the books and not



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          inconsistent with the other representations, warranties and agreements of the Company set forth herein; and

                           (iv) those existing in the ordinary and usual course of business of the Company, or the Subsidiaries.

             (h)  TAXES.

                           (i) The Company and the Subsidiaries have duly and timely filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentalities all tax returns and tax reports required to be filed or obtained appropriate extensions of time for the making of such filings, and all such returns and reports, as delivered to Buyer, were properly prepared on a reasonable basis and have not been amended; all taxes, assessments, fees and other governmental charges due pursuant thereto have been paid.

                           (ii) There have been no audits of federal, state and local tax returns performed by federal, state or local taxing authorities and no waivers of any applicable statutes of limitations are outstanding for the Company or the Subsidiaries. There is no pending and no threatened federal, state or local tax audit of the Company, or the Subsidiaries and there is no agreement with any federal, state or local taxing authority that may affect the subsequent tax liabilities of the Company, or the Subsidiaries.


                  (i) COMPLIANCE WITH LAW. To the best of the Company's knowledge, the Company, and the Subsidiaries have complied and are in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations and judicial or administrative decisions pertaining to the ownership of their assets or the operation of their business, including, without limitation, all Securities and Exchange Commission zoning or safety, building, pollution, environmental control, matters and laws, ordinances, regulations and requirements. To the best of the Company's knowledge, the Company, and the Subsidiaries have been granted any and all valid licenses, permits, authorizations and approvals (collectively the "Permits") from federal, state and local government regulatory bodies necessary to carry on



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their business as such business has been and is expected to be conducted, all of which are currently in full force and effect. The Company and the Subsidiaries are not in violation of any of the Permits. There is no order issued, or any investigation or proceeding pending or threatened, nor has any notice been served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation by any state, county, municipal or local court, or any governmental agency or instrumentality to which the Company, or the Subsidiaries is subject.

                  (j) RESTRICTIVE DOCUMENTS OR LAWS. To the best of the Company's knowledge, except as disclosed in the Financial Statements or other Schedules attached hereto, the Company, and the Subsidiaries are not parties to or bound under any mortgage, lien, lease, agreement, contract, instrument, or any other restriction of any other kind or character which materially and adversely affects, or could reasonably be expected to materially and adversely affect, (i) the condition, financial or otherwise, of the Company, or the Subsidiaries, or any assets or properties owned or used by them in their business; or (ii) the consummation of the transactions contemplated by this Agreement.

                  (k) CONTRACTS AND COMMITMENTS. Except as set forth on Schedule 3.1(k), all material contracts, arrangements, agreements, leases, licenses, commitments and instruments to which the Company or the Subsidiaries is a party or by which they are bound are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, and the Company or the Subsidiaries is not in default, nor has there occurred an event or condition which, with the passage of time or the giving of notice (or both), would constitute a material default, with respect to the payment or performance of any obligation thereunder; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. The Company and the Subsidiaries have not received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any such contract, agreement, commitment, lease, license, instrument or arrangement.

                  (l) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including, without limitation, the consummation of the


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transactions contemplated hereby, will violate any statutes, regulation or ordinance of any governmental authority applicable to the Company or will conflict with or result in the breach of any term, condition or provision of the Certificate of Incorporation, or By-Laws of the Company or the Subsidiaries, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, commitment or instrument to which the Company, or the Subsidiaries is a party or by which they or their assets or properties is bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever thereon, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to its properties, assets, contracts or business.


                  (m) LITIGATION. There is no suit, claim, action litigation or proceeding, administrative or judicial, or governmental investigation, pending or threatened, against the Company or the Subsidiaries or involving any of their properties and assets, including without limitation, any claim, proceeding, or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement, the performance of the terms and conditions hereof or the consummation of the transaction contemplated hereby. To the best of the Company's knowledge, there is no reasonable basis upon which any suit, claim, action, litigation, proceeding or investigation could be brought or initiated against the Company or the Subsidiaries. To the best of the Company's knowledge, neither the Company nor the Subsidiaries is subject to or in default under any order, writ, injunction, or decree of any court or governmental authority.

                  (n) TITLE TO PROPERTIES. The Company and the Subsidiaries have good, valid and marketable title (in fee simple in the case of real property), to all of its assets and properties of every kind, nature and description, tangible or intangible, known and unknown, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including, without limitation, all property and assets shown or reflected on the December 31, 1995 and June 30, 1996 financial statements). All such properties are held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, except as shown in Schedule 3.1(n). No




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financing statement under the Uniform Commercial Code or similar law naming the Company or any Subsidiary as debtor has been filed in any jurisdiction, and the Company and the Subsidiaries are not a party to or, to the best knowledge of Seller, bound under any agreement or legal obligation authorizing any party to file any such financing statement. To the best knowledge of Seller, the Company conducts all phases of its business in compliance with any leases or other agreements, any restrictions of record, and all zoning, fire, safety, building, pollution, environmental and other laws, ordinances, regulations and requirements of every governmental authority applicable to the ownership, operation or other use of such assets and properties. All real property, plants and structures and all machinery and equipment and tangible personal property owned or used by the Company and material to the operation of its business is suitable for the purpose or purposes for which it is being used. Except as set forth in Hull & Associates, Inc., reports of Phase I Environmental Property Assessment dated April 1, 1992, (i) no hazardous waste or toxic material other than xylene and mineral spirits is or has been stored on or disposed of on any real property owned or used by the Company, or any Subsidiary, there are no oil or gas wells capped or uncapped, or piping, structures, fixtures or other appliances relating thereto on or about such property and no such property has been used as a landfill and (ii) no hazardous waste or toxic material is or has been stored on or disposed of on any real property owned or used by the Company or any Subsidiary. There are no pending or threatened zoning, environmental, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect continued operation of the business of the Company or any Subsidiary.

                  (o) LABOR RELATIONS. To the best of the Company's knowledge, the Company and the Subsidiaries have complied with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, and the Occupational Safety and Health Act of 1970, as amended, and all applicable federal, state and local laws, rules and regulations relating to employment. To the best of the Company's knowledge, the Subsidiaries have complied with all applicable laws, rules and regulations governing payment of minimum wages and overtime rates and the withholding and payment of taxes from



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compensation of employees. There are no controversies threatened between the
Subsidiaries and their employees; and the Subsidiaries have no collective bargaining unit representing any of its employees.

                  (p) PATENTS, TRADEMARKS, ETC. The Company and the Subsidiaries possess and have been issued valid patents, patent rights and licenses, trademarks, trademark rights, service marks, trade names, trade name rights, franchises, and franchise rights (all rights of this nature hereinafter referred to in this Section as "Rights") sufficient to conduct their business as now operated. To the best of the Company's knowledge, no one is infringing upon the Rights of the Company or the Subsidiaries, and the Rights of the Company and the Subsidiaries do not infringe upon or conflict with valid or asserted Rights or applications therefor of others.

                  (q) EMPLOYEE BENEFIT PLANS; ERISA. There are no bonus, deferred compensation, hospitalization or other medical, stock purchase, pension, life or other insurance, profit-sharing or retirement plan or arrangement, and each other employee benefit plan or arrangement of the Company and the Subsidiaries, whether formal or informal and whether legally binding or not. The Company and the Subsidiaries have no plan or commitment, whether formal or informal and whether legally binding or not, to create any additional such plan or arrangement. The Company and the Subsidiaries have no "employee pension benefit plans" as that term is defined in Section 3 (2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") or any "employee benefit plan" within the meaning of Section 3 (3) of ERISA.

                  (r) CONTRACTS. Schedule 3.1(r) lists all contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, arrangements, obligations and understandings (written or oral) (a "Contract") to which the Company or the Subsidiaries is a party (i) which are material to the condition (financial or otherwise), operations, assets, business or prospects of the Company or the Subsidiaries taken as a whole, (ii) which (other than unfilled purchase orders to purchase goods) involve payments or commitments in excess of $25,000, (iii) with directors, officers, employees, former employees, agents or



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consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement benefits, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement,
(iv) which provide for the future purchase by the Company or the Subsidiaries of any materials, equipment, services or supplies, which continue for a period of more than twelve months (including periods covered by any option to renew by either party) or which provide for a price materially in excess of current market prices or are in excess of normal operating requirements over their remaining terms, or (v) which involve any of the following: (A) any borrows or guaranties; or (B) any Contract providing for indemnification or responsibility for the obligations or losses of any person. All of the Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective provisions. The Company is not in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving or notice (or both), would constitute a default of any Contract.


                  (s) BINDING OBLIGATION. This Agreement is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' right generally and that the remedy of specific performance and injunctive or other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (t) ACCOUNTS RECEIVABLE; CUSTOMERS. All accounts receivable and any accounts receivable arising between the date hereof and the Closing are or will be valid and subsisting; represent or will represent sales actually made; arose or will arise in the ordinary and usual course of the business of the Company and the Subsidiaries; and, to the extent not collected prior to the time of Closing. Such accounts are not and will not be subject to any counterclaim, set-off or defense and are not and will not be subject to any lien, charge or encumbrance which are material in nature.

                  (u) INVENTORIES. All inventory held by the Company and the Subsidiaries is merchantable and currently usable in the ordinary course of the Company's and the Subsidiaries' business at values not less



                                    Page 176


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than book value, and will be free and clear of all pledges, liens, security interests, encumbrances, charges, equities and other restrictions of any material nature whatsoever.

                  (v) AUTHORITY. The Company has all requisite power and authority and has taken all corporate action necessary for the execution, delivery and performance by it of this Agreement. This Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

         SECTION 3.2. COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. The Company further represents and warrants that:

                  (a) The subparagraphs of Section 3.1 hereof, including the material incorporated by reference are, and other written information provided by the Company to Buyer is, true, accurate and complete and do not or does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein or therein contained not misleading.

                  (b) There is no fact known to the Company which materially and adversely affects or could reasonably be expected to materially and adversely affect the business prospects, operations or condition (financial, business, labor or otherwise) of the Company or of any of its properties or assets, which has not been set forth herein or therein.

                                   ARTICLE IV
                                   ----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         SECTION 4.1. Buyer hereby represents and warrants to the Company that:

                  (a) ORGANIZATION. Buyer is a partnership duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.



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



                  (b) AUTHORIZATION. All necessary and appropriate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder, and this Agreement constitutes a valid and binding obligation of Buyer.

                  (c) REVIEW BY BUYER. The representatives and agents of the Buyer who have investigated the purchase of the Shares of the Company have knowledge and experience in venture capital investing. Prior to the execution of this Agreement, the Buyer will have received and reviewed the information and records referred to in the Schedules to this Agreement. In consummating the purchase of the Shares contemplated by this Agreement, the Buyer will not be relying upon any information about the Company or the Subsidiaries which it may have received as referred to in Section (d) (xi) below, except the information referred to in the Schedules to this Agreement or otherwise provided by the Company to the Buyer in written form pursuant to this Agreement and the representations and warranties of Company set forth in Article III.

                  (d) INVESTMENT REPRESENTATION. Buyer is aware of the following:

                           (i) The Shares have not been registered under the
                  Securities Act in reliance upon the exemption provided by
                  Section 4 (2) and/or Section 4 (6) of the Securities Act and/or Regulation D promulgated thereunder;

                           (ii) The Shares are offered to Buyer only as an
                  investment and without a view to resale in connection with any distribution.

                           (iii) The Company is subject to the reporting
                  requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and the Company represents that it has filed all reports required to be filed during the twelve months preceding the date of this letter. Buyer has had an opportunity to review the most recent reports filed by the Company under the Exchange Act and all other publicly available information concerning the Company.

                           (iv) Buyer understands that, although the Common
                  Stock of the Company is traded on the NASDAQ, (a) there is limited market for the Common Stock and (b) the Shares to be sold to Buyer pursuant to this Agreement are restricted and cannot be

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                  transferred unless registered pursuant to the Securities Act of 1933 (the "Act") , applicable state securities laws or applicable laws of foreign jurisdiction or an exemption from registration exists under the Act, applicable state laws or the laws of foreign jurisdiction.

                           (v) Buyer understands and acknowledges that the
                  Shares which it is purchasing must be held for investment purposes unless subsequently registered under the Act or until the Company is satisfied that the securities may be legally sold or otherwise transferred without registration. Such restrictions will apply to any sales or transfers of Shares.

                           (vi) In effecting the sales as set forth in the
                  Agreement, Buyer understands that the Company is relying upon the representations and warranties set forth in this Agreement.

                           (vii) Buyer has not received a general solicitation
                  of general advertising concerning the Common Stock of the Company.

                           (viii) Buyer will not participate, trade or hold a
                  position, directly, in any hedging transactions with respect to the Shares (including a short position, or any part or option to dispose of the Company's Common Stock) until such time as the Shares may be freely sold by Buyer in compliance with the Act.

                           (ix) Buyer agrees and understands that any and all
                  stock certificates evidencing ownership of the Shares shall be stamped or otherwise printed with a distinctive legend that shall adhere to the following form:

         THE COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT"), ANY STATE SECURITIES LAW OR THE APPLICABLE LAWS OF A FOREIGN JURISDICTION. NO RESALES, PLEDGES, HYPOTHECATIONS OR OTHER TRANSFERS, IN ANY MANNER WHATSOEVER, OF THE COMMON STOCK EVIDENCED BY THIS CERTIFICATE, WHETHER VOLUNTARILY OR INVOLUNTARILY, SHALL BE MADE AT ANY TIME WHATSOEVER, EXCEPT UPON THE ISSUANCE OF A FAVORABLE OPINION OF LEGAL COUNSEL TO THE SELLER, WHICH LEGAL OPINION MUST BE

         SATISFACTORY IN FORM AND CONTENT TO THE COMPANY AND ITS LEGAL COUNSEL, TO THE EFFECT THAT THE RESALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF SUCH COMMON STOCK SHALL NOT BE IN VIOLATION OF THE ACT, ANY STATE SECURITIES ACT OR THE LAWS, REGULATIONS, ORDINANCES, ORDERS OR RULES OF ANY FOREIGN JURISDICTION, WHICHEVER MAY BE APPLICABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CERTAIN STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATION AND WILL BE FURNISHED TO ANY PROSPECTIVE PURCHASERS UPON REQUEST. BY ACCEPTANCE OF THIS CERTIFICATE, EACH HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF SUCH STOCK PURCHASE AGREEMENT AND EACH AMENDMENT THERETO.

                           (x) Buyer understands and agrees that it has no right
                  to demand registration of the Shares under the Act.

                           (xi) Buyer acknowledges that its representatives have
                  had access to the management and operation facilities of the Company, have had an opportunity to make inquiries with respect to the organization and operations of the Company and have undertaken such acts of due diligence as Buyer deems necessary and appropriate under the circumstances.

                           (xii) Buyer is acquiring the Shares for its own
                  account, for investment purposes only and not with a view to distribution or resale thereof.

         SECTION 4.2. COMPLETENESS OF REPRESENTATIONS AND WARRANTIES. Buyer further represents and warrants that:

                  (a) The subparagraphs of Section 4.1 hereof, including the material incorporated by reference are, and all other written information provided by Buyer to the Company is, true, accurate and complete and do not or does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein or therein contained not misleading.

                  (b) There is no fact known to the Buyer which materially and adversely affects or could reasonably be expected to materially and adversely affect the business prospects, operations or condition

(financial, business, labor or otherwise) of Buyer or of its Properties or assets, which has not been set forth herein or therein.

                                    ARTICLE V
                                    ---------

                                    COVENANTS
                                    ---------

         SECTION 5.1. AFFIRMATIVE COVENANTS. During the period from the date of this Agreement so long as Buyer remains a shareholder of the Company, unless Buyer otherwise consents in writing, the Company and the Subsidiaries shall:

                  (a) OPERATION OF BUSINESS. Conduct their business and operations in compliance with all applicable laws and diligently and substantially in the same manner as conducted heretofore, maintain its books of account and records in a manner consistent with generally accepted accounting principles consistently applied, prepare properly and file on or prior to the due date thereof all tax returns required by any jurisdiction and pay all taxes shown to be due thereon; and promptly advise Buyer of any audit, suit, claim, administrative action filed or threatened against the Company and the Subsidiaries or the default on or breach of any material contract of the Company and the Subsidiaries.

                  (b) MAINTAIN EXISTENCE AND PROPERTY. Maintain their corporate existence and maintain in working order and condition all properties used in its business, and make all such repairs, renewals, replacements, additions and improvements thereto as may be needed and appropriate.

                  (c) FINANCIAL STATEMENTS. The Company shall deliver financial statements for the Company and the Subsidiaries monthly to Buyer within 15 days after the end of each month and an annual audited statement on or before ninety days following the end of each fiscal year.

         SECTION 5.1. NEGATIVE COVENANTS. Except, as otherwise expressly provided herein, during the period from the date of this Agreement and so long as Buyer remains a shareholder of the Company, unless Buyer otherwise consents in writing, the Company and the Subsidiaries shall not:

                  (a) COMPENSATION. Increase the compensation payable or to become payable to or for the benefit of any director, shareholder, officer or employee of the company or any Subsidiary (whose salary is in excess of $50,000 per annum) in an amount greater than $20,000 per annum.

                  (b) REDEMPTIONS. Redeem, or purchase or otherwise acquire, any of its own stock or any outstanding options, warrants, rights to acquire such stock, or enter into agreements to purchase or acquire such stock.

                  (c) CHANGES IN GOVERNING DOCUMENTS. Amend or change the Certificate of Incorporation or By-Laws of the Company.

                                   ARTICLE VI
                                   ----------

                                   CONDITIONS
                                   ----------

         SECTION 6.1 CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of the Buyer to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Buyer) and unless so satisfied shall permit Buyer to terminate this Agreement:

                  (a) REPRESENTATIONS AND WARRANTIES. The Company's representations are warranties set forth in Article III of this Agreement shall have been true and correct in all respects at the Closing as though such representations and warranties were made as of such time.

                  (b) CONVERSION OF ADVANCE. The Shareholder advance to the Company (currently $748,344) shall be converted to equity as a contribution to capital.

                  (c) SHAREHOLDER EQUITY. Total Shareholder equity in the Company will be in excess of $1,750,000 immediately prior to the Closing.

                  (d) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Company, shall have been fully performed and complied with by it on or prior to the Closing Date.

                  (e) CERTIFICATES. The Company shall have delivered to Buyer on the Closing Date a Certificate of an officer of TMT Masonry, Ltd. relating to the sale of its shares to the Company and conversion of its loan to capital and a Certificate of the President of the Company, dated the Closing Date, to the effect that the representations and warranties set forth in Article III of this Agreement are true and correct in all material respects, and containing an agreement to cooperate in good faith with Buyer in the selection of members of the Board of Directors of the Company by appropriate Corporate action promptly following the Closing.

                  (f) OPINION OF COUNSEL. The Buyer shall have received the opinion of counsel for the Company, dated the Closing Date, in form satisfactory to counsel for Buyer, substantially to the effect that:

                           (i) this Agreement has been duly executed and
                  delivered by the Company and is the legally valid and binding obligation of the Company, enforceable in accordance with its respective terms except as limited by bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights and by general principles of equity;

                           (ii) The Company and the Subsidiaries have been duly
                  incorporated and are validly existing as a corporation in good standing under the laws of the States in which they are incorporated, with all requisite corporate power and authority to own, hold and operate its properties and to conduct its businesses as now owned, leased, held, operated and conducted, and is qualified to do business and is in good standing in each jurisdiction in which the nature of its business conducted or property owned therein requires such qualification;

                           (iii) the authorized and outstanding capital stock of
                  the Company is as stated in Section 3.1(c) of this Agreement;

                           (iv) the outstanding shares of Common Stock of the
                  Company have been validly authorized and issued and are fully-paid and non-assessable;

                           (v) no authorization, approval or consent under any
                  agreement or undertaking to which the Company is a party is required in connection with the execution or performance of this Agreement or the authorization, issuance, sale or delivery of the Shares;

                           (vi) all corporate action has been taken by the
                  Company to authorize the execution, delivery and performance of this Agreement, the Shares and all of the transactions contemplated herein and therein; and

                           (vii) Other than as disclosed in the schedules to the
                  Agreement, counsel has no knowledge of any material litigation, legal or administrative proceeding investigation or other action of any nature pending or threatened against or affecting the Company or the Subsidiaries.

                  (g) The Company has received a commitment from a bank for a loan of at least $750,000 in a form satisfactory to Buyer.

                  (h) A Buy-Sell Agreement relating to the disposition of the Shares of the Company has been executed by Buyer and TMT Masonry, Ltd.

         SECTION 6.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. Each and every obligation of the Company to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Company) and unless so satisfied shall permit the Company to terminate this Agreement:

                  (a) REPRESENTATIONS AND WARRANTIES. Buyer's representations and warranties set forth in Article IV of this Agreement shall have been true and correct in all material respects at the Closing as though such representations and warranties were made as of such time.

                  (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer, shall have been fully performed and complied with by it on or prior to the Closing Date.

                  (c) A Buy-Sell Agreement relating to the disposition of the Shares of the Company has been executed by Buyer and TMT Masonry, Ltd.

                                   ARTICLE VII
                                   -----------

                                  MISCELLANEOUS
                                  -------------

         SECTION 7.1. THE COMPANY'S REPRESENTATION CONCERNING FEES. The Company represents and warrants that it has not incurred any obligation to any finder, broker or agent in connection with the transactions contemplated by this Agreement and will defend and indemnify Buyer, against any loss, costs or expenses of any kind arising out of any claim of such obligation.

         SECTION 7.2. BUYER'S REPRESENTATION CONCERNING FEES. Buyer represents and warrants that it has not incurred any obligation to any finder, broker or agent in connection with the transactions contemplated by this Agreement and will defend and indemnify the Company against any loss, cost or expenses of any kind arising out of any claim of such obligation.

         SECTION 7.3. TERMINATION OF AGREEMENT. All representations and warranties contained in this Agreement by and on behalf of the Company in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and any investigations made by Buyer. This Agreement and all covenants, representations and warranties shall terminate upon the redemption or repurchase by the Company or others of any and all equity interests in the Company held by the Buyer or its permitted assigns.

         SECTION 7.4. SCHEDULES AND EXHIBITS INCORPORATED. All references herein to this Agreement shall be deemed to also refer to the Schedules and Exhibits attached hereto, which are incorporated into this Agreement.

         SECTION 7.5 NO LIMITATION OR WAIVER OF RIGHTS OF BUYER. No course of dealing on the part of, nor any omission or delay by, Buyer, with respect to exercising any right, power or privilege of Buyer shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege, and Buyer may exercise each such right, power or privilege either independently or concurrently with the others and as often and in such order as it may deem desirable.

         SECTION 7.6. PARTIES BOUND BY AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon the Company and its legal representatives, transferees, successors and assigns; provided, however, the Company shall not assign this Agreement without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer without the prior written consent of the Company, except to Buyer's partners or a corporation or other entity controlled by Buyer's General Partners.

         SECTION 7.7. ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding between Buyer and the Company and supersede all prior agreements and understandings relative to the subject matter hereof. This Agreement may not be changed, modified, terminated, or discharged, in whole or in part, except by a writing executed by Buyer and the Company. All such writings shall be signed by the parties and dated, whereupon they shall become an integral part of, or be construed together with this Agreement. No waiver of the provisions or conditions of this Agreement or of any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented to such waiver.

         SECTION 7.8. NOTICES. Any notice required or permitted hereunder shall be deemed given if personally delivered or mailed by registered or certified mail, return receipt requested (or such form of mail as may be substituted therefor by United States postal authorities), postage prepaid to the following addresses of the parties or at such other addresses as either the Company or Buyer shall, from time to time, designate by written notice:

         TO BUYER:                  Roulston Ventures Limited Partnership
         --------                   4000 Chester Avenue
                                    Cleveland, Ohio 44103
                                    Attention:     Thomas H. Roulston

                                                          and to:

                                    Norman S. Jeavons, Esq.
                                    Baker & Hostetler
                                    3200 National City Center
                                    1900 East 9th Street
                                    Cleveland, Ohio 44114

         TO COMPANY:                Van P. Carter, Esq.
         ----------                 Walter & Haverfield, L.L.P.
                                    1300 Terminal Tower
                                    50 Public Square
                                    Cleveland, Ohio 44113

All notices so mailed shall be deemed given on the date indicated by the postmark thereof.

           SECTION 7.9. HEADINGS, TIME AND GOVERNING LAW. The headings contained in this Agreement are for convenience only and are not to be used as an aid in the interpretation of this Agreement. Time is of the essence in this Agreement, which shall be governed by the laws of the State of Ohio. Any dispute concerning the interpretation of this Agreement, or the performance of obligations of the respective Parties to this Agreement which cannot be amicably settled between the Parties within sixty (60) days of written notice by the aggrieved Party to the other, shall be finally settled by binding arbitration in accordance with the rule and regulations of the American Arbitration Association. The place of Arbitration shall be Cleveland, Ohio, unless other agreed.

           SECTION 7.10. OTHER AND FURTHER DOCUMENTS. The parties shall, in good faith, either before or after the Closing Date, take such further action and execute such other and further instruments, assignments or documents as may be necessary or appropriate for the consummation of the transactions contemplated by this Agreement provided that no such additional instrument, assignment, or document shall increase or modify the obligations of any party under this Agreement.

           SECTION 7.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall be construed as one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:                                 ROULSTON VENTURES LIMITED PARTNERSHIP

----------------------------------       By:
                                             ----------------------------------
                                                        General Partner

WITNESS:                                 AMERICAN STONE INDUSTRIES, INC.

------------------------------           By:
                                             ----------------------------------

                                         Its:
                                             ----------------------------------

                                SCHEDULE 3.1 (b)
                                ----------------

(i)      AMERICAN STONE CORPORATION

(ii)     Delaware Corporation

(iii)    100 common shares issued and outstanding

(iv)     no options or rights exist to acquire its securities

(v)      100 common shares owned by American Stone Industries, Inc.

(vi)     no limitations on the issued and outstanding securities

(vii)    state of Delaware, and Ohio, Province of Ontario

(viii)   no other ownership



(i)      TYRRELL STONE DESIGN, INC.

(ii)     Ontario Corporation

(iii)    100 common shares issued and outstanding

(iv)     no options or rights exist to acquire its securities

(v)      100 common shares owned by American Stone Industries, Inc.

(vi)     no limitations on the issued and outstanding securities

(vii)    Province of Ontario

(viii)   no other ownership

INDIRECT ENTITY INTEREST

Through American Stone Corporation, The Company owns an 89.1% limited partnership interest in Cleveland Quarries, L.P.

                                 SCHEDULE 3.1(C)
                                 ---------------

An Option Agreement exists between the Company and Suncrest Management Services Dated August 8, 1998 for the purchase of 250,000 common shares of the company for $0.25 per share in whole or in part with an expiry date of August 8, 1998.

Option Agreements exist between the Company and each of Glen Gasparini, Carlo Onorati and Enzo Costantino, all dated October 30, 1995 for the purchase of 100,000 shares each at an exercise price of $0.05 per share in whole or in part until October 30, 1996 or for $0.75 per share until October 30, 1997.

Shareholders list attached.

                                 SCHEDULE 3.1(F)
                                 ---------------

(i)      Changes to the capital of the Company

                  Shares Issued             Date

                  750,000                   April 17, 1996
                  972,000                   May 23, 1996

(ii)     None

(iii)    Agreement to purchase Tyrrell Stone Design, Inc.

         Letter of intent to purchase Stoklosar Marble Quarries Ltd.

         Agreement by American Stone Corporation to purchase Park Industries, Inc. Block Saw.

(iv) Funds borrowed from Terrazzo Mosaic & Tile Company Limited and Georgia Capital Corp.

(v)      None

(vi)     None

(vii)    None

(viii)   None

(ix)     None

                                 SCHEDULE 3.1(K)
                                 ---------------

(i) Secured 6% Note Dated December 10, 1992 in the face amount of $1,000,000.00 and Due December 10, 1994, with an amended due date of December 10, 1995 and now past due. Principal outstanding as of August 1, 1996 of $439,314.00 and accrued interest payable of $17,071.71

                                 SCHEDULE 3.1(N)

(i) Secured 6% Note Dated December 10, 1992 in the face amount of $1,000,000.00 and Due December 10, 1994, with an amended due date of December 10, 1995 and now past due. Principal outstanding as of August 1, 1996 of $439,314.00 and accrued interest payable of $17,071.71.

                                 SCHEDULE 3.1(R)
                                 ---------------

(i)      Note to Draft [Do we want a list of all the quarry permits here]

(ii)     David Tyrrell employment agreement
         Letter of Intent to purchase Stoklosar
         Agreement to purchase Block Saw

(iii)    Option Agreements

         Sucrest Management Services 250,000 shares
                  Glen Gasparini 100,000 shares
                  Carlo Onorati 100,000 shares
                  Enzo Costantino 100,000 shares

(iv)     American Stone Corporation

         (a)      Case Credit $973.00/month until 12/97
                  Caterpiller $356.00/month until 2/98
                  Caterpiller $378.00/month until 07/98

(v)      (A) None

         (B) None